UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2012

SAIC, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33072	20-3562868
(Commission File Number)	(I.R.S. Employer Identification No.)

1710 SAIC Drive, McLean, VA	22102
(Address of Principal Executive Offices)	(Zip Code)

(703) 676-4300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2012, we announced that General John P. Jumper (USAF Retired) will succeed Walter P. Havenstein as chief executive officer of SAIC, Inc. on March 1, 2012. A copy of the press release announcing the election of General Jumper as CEO is furnished as Exhibit 99.1 to this report.

After a distinguished military career, General Jumper retired from the United States Air Force in 2005. As Chief of Staff, he served as the senior military officer in the Air Force and was a member of the Joint Chiefs of Staff, providing military advice to the Secretary of Defense, National Security Council and the President. He was also responsible for leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women and administering annual budgets in excess of $100 billion. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; and served as Senior Military Assistant to the Secretary of Defense. General Jumper holds a Bachelor of Science degree in electrical engineering from Virginia Military Institute and a Master of Business Administration degree from Golden Gate University.

Since 2007, General Jumper has served on SAIC’s Board of Directors and on the Board’s Audit Committee and Classified Business Oversight Committee. As CEO, General Jumper will continue to serve as a member of the Board of Directors and the Classified Business Oversight Committee, but will no longer serve on the Audit Committee.

General Jumper currently serves as a director of Goodrich Corporation, Jacobs Engineering Group Inc., WESCO Aircraft Holdings, Inc. and NACCO Industries, Inc. He has also served on the board of directors of TechTeam Global, Inc. and Somanetics Corporation during the past five years. In addition, he serves on several non-profit and charitable boards.

The compensation and terms on which General Jumper will serve as CEO have not yet been determined. General Jumper, age 67, was exempted by the Board of Directors from the mandatory retirement age of 65 for executive officers and employee directors under company policy and our Corporate Governance Guidelines.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated February 21, 2012 issued by SAIC, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SAIC, INC.

Date: February 21, 2012	By:	/s/ Vincent A. Maffeo
Vincent A. Maffeo
	Its:	Executive Vice President and General Counsel

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